EXECUTION

THIS TRUST AGREEMENT, is executed by and among GS MORTGAGE SECURITIES CORP., as depositor (the “Depositor”), U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as trustee pursuant to the Underlying Trust Agreement (as defined below) (the “Trustee”) and WELLS FARGO BANK, N.A., as master servicer (in such capacity, the “Master Servicer”) and securities administrator (in such capacity, the “Securities Administrator”):

WITNESSETH

WHEREAS, the Trustee, the Master Servicer and the Securities Administrator have entered into the Master Servicing and Trust Agreement (the “Underlying Trust Agreement”) dated as of December 1, 2005 together with GS Mortgage Securities Corp., as depositor, and JPMorgan Chase Bank, N.A., as custodian, creating and establishing GSR Mortgage Loan Trust 2005-9F (the “Underlying Trust”);

WHEREAS, the Underlying Trust has issued a series of certificates known as the Mortgage Pass-Through Certificates, Series 2005-9F (the “Underlying Certificates” or the “REMIC Classes”) evidencing the entire beneficial interests in the Underlying Trust;

WHEREAS, all or a portion of fifteen separate classes of certificates issued hereunder (the “Exchange Certificates”) representing an undivided beneficial ownership interest in the Underlying Certificates bearing the same class designations may be exchanged for a proportionate interest in seven separate classes of exchangeable certificates (the “Exchangeable Certificates”) in the combinations set forth on the Schedule and made a part hereof;

WHEREAS, all or a portion of the Exchangeable Certificates may be exchanged for the Exchange Certificates in the same manner;

WHEREAS, the parties hereto desire to create this Trust to issue the Exchange Certificates and the Exchangeable Certificates.

NOW THEREFORE, the parties to this Trust Agreement, in the several capacities hereinabove set forth, do hereby declare and establish this Trust Agreement and do hereby undertake and otherwise agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Underlying Trust Agreement. In addition, whenever used in this Trust Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Aggregate Denomination:  As to any Class and date of determination, the aggregate of the denominations of the Outstanding Certificates of such Class on such date.

Authorized Officer:  The Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President.

Certificate:  A grantor trust pass-through security issued hereunder in a book-entry form as authorized by this Trust Agreement.

Certificate Group:  Each Class of Exchange Certificates included within any particular “Recombination” specified in the Schedule together with the Class or Classes of Exchangeable Certificates included in such “Recombination.”

Class:  Each Class of Certificates issued or issuable hereunder as set forth in Section 2.02 hereto.

Class Balance:  With respect to any Class of Certificates, at any time, the aggregate of the Certificate Balances of all Outstanding Certificates of such Class.

Class Distribution Amount:  As to each Exchange Class and Distribution Date, an amount equal to the distributions on such Distribution Date in respect of the Related REMIC Class multiplied by a fraction, the numerator of which is equal to the Aggregate Denomination of such Class at the close of business on the related Record Date and the denominator of which is the Initial Authorized Denomination with respect to such Exchange Class.  As to each Exchangeable Class, the sum of (i) the Class Interest Distribution Amount for such Class and (ii) the Class Principal Distribution Amount for such Class.

Class Interest Distribution Amount:  As to each Exchangeable Class and each Distribution Date, an amount equal to interest accrued during the related Interest Accrual Period (computed on the basis of a 360-day year consisting of twelve 30-day months) at the applicable Interest Rate on the Class Balance thereof immediately prior to such Distribution Date.

Class Principal Distribution Amount:  As to each Exchangeable Class (other than a Class of Interest Only Certificates) and each Distribution Date, an amount as to principal equal to (i) the concurrent distribution of principal in respect of the Related REMIC Class or Classes multiplied by (ii) a fraction, the numerator of which is the Aggregate Denomination of such Exchangeable Class and the denominator of which is the Initial Authorized Denomination of such Exchangeable Class.

Code:  The Internal Revenue Code of 1986, as amended, including any successor or amendatory provisions.

Distribution Date:  As to any Exchange or Exchangeable Class, the Distribution Date for the Related REMIC Classes.

Exchange Class:  Each Class listed in the Schedule that is not one of the Exchangeable Classes.

Exchangeable Class:  The Classes designated as such in the Schedule.

Initial Authorized Denomination:  With respect to any Class and Certificate Group, the amount set forth with respect to such Class and such Certificate Group in the Schedule under the heading, “Original Principal Balances or Notional Amounts.”

Interest Only Certificates:  The Class 3A-2 Exchange Certificates.

Interest Rate:  With respect to each Interest Accrual Period and interest-bearing Exchange Class, the per annum rate specified or determined pursuant to the Underlying Trust Agreement for the Related REMIC Class.  With respect to each Interest Accrual Period and the Exchangeable Classes, the per annum rate determined as described in the Prospectus.

Issue Date:  December 29, 2005.

Outstanding Certificate:  Each Certificate; provided, however, that upon the exchange of any Certificate pursuant to Section 2.03 hereof, the Certificate so exchanged shall be deemed no longer to be an Outstanding Certificate, and each Certificate issued in exchange therefor shall be deemed to be an Outstanding Certificate.

Paying Agent and Registrar:  Wells Fargo Bank, N.A., until a successor Person shall be appointed by the Trustee.

Prospectus:  The prospectus dated November 17, 2005 as supplemented by a prospectus supplement dated December 27, 2005, as supplemented by the supplement to the prospectus supplement dated December 29, 2005, relating to the GSR Mortgage Loan Trust 2005-9F Mortgage Pass-Through Certificates.

Related REMIC Class:  As to any Exchange Class or any Exchangeable Class, the REMIC Class having the same letter designations as the Exchange Class or Exchangeable Class, as the case may be.

Schedule:  The schedule designated as “Appendix A” attached hereto.

Trust:  The trust created by this Trust Agreement, the corpus of which consists of the Trust Fund.

Trust Account:  As defined in Section 3.02 hereof.

Trust Fund:  The corpus of the trust created by this Trust Agreement, consisting of the Trust Account and the Underlying REMIC Certificates and all payments thereon and all rights thereunder.

Underlying REMIC Certificates:  The Underlying REMIC Certificates evidencing beneficial interests in the Underlying Trust.

Underlying Trust:  GSR Mortgage Loan Trust 2005-9F.

ARTICLE II

THE TRUST

Section 2.01.

Transfer of Underlying REMIC Certificates.  Upon the presentation and surrender by any Holder of its Exchange Certificates, such Holder shall hereunder transfer, assign, set over and otherwise convey to the Trustee, all of such Holder’s right, title and interest in and to the Underlying REMIC Certificates, including all payments of interest thereon received after the month of the Issue Date.

U.S. Bank, acting in its capacity as Trustee, acknowledges the transfer and assignment to it of the Underlying REMIC Certificates and hereby declares that it will hold the same in trust for the Certificateholders on the terms in this Trust Agreement contained.

Section 2.02.

Certificates.  The Certificates authorized by this Trust Agreement shall be divided into (i) Exchange Classes having the designations, Initial Authorized Denominations, Interest Rates and Final Distribution Dates specified in the Underlying Trust Agreement for the Related REMIC Classes and (ii) the Exchangeable Classes having the designation, Initial Authorized Denomination, Interest Rate and Final Distribution Date specified or determined as described in the Schedule, and otherwise shall be subject to the terms and provisions set forth herein.

Section 2.03.

Exchanges.  Exchange Certificates shall be exchangeable on the books of DTC for Exchangeable Certificates, and Exchangeable Certificates shall be exchangeable on the books of DTC for Exchange Certificates, on and after the Closing Date, under the terms and conditions hereinafter set forth and otherwise in accordance with the procedures specified in the Underlying Trust Agreement.

In the case of each Certificate Group, Certificates of the Classes of Exchange Certificates in such Certificate Group shall be exchangeable for Certificates of the Class of Exchangeable Certificates in such Certificate Group in respective denominations determined based on the proportion that the initial Certificate Balances of such Exchangeable Certificates bear to the original Certificate Balances of the related Exchange Certificates, as set forth in Appendix A.  Upon any such exchange the portions of the Exchange Certificates designated for exchange shall be deemed cancelled and replaced by the Exchangeable Certificate or Certificates issued in exchange therefor.  Correspondingly, Exchangeable Certificates included in a Certificate Group may be further designated for exchange for Certificates of the Exchange Classes in the same Certificate Group in respective denominations determined based on the proportion that the initial Certificate Balances of such Exchangeable Certificates bear to the original Certificate Balances of the related Exchange Certificates, as set forth in Appendix A.  There shall be no limitation on the number of exchanges authorized pursuant to this Section 2.03, and, except as provided in the following paragraph, no fee or other charge shall be payable to the Trustee, the Securities Administrator or DTC in connection therewith.

Notwithstanding any other provision herein set forth, a fee shall be payable to the Securities Administrator in connection with each exchange equal to 1/32 of 1% of the Certificate Balance of the Certificates (other than any Interest Only Certificates) to be submitted for exchange (but not less than $2,000 nor more than $25,000).

Section 2.04.

Delivery of Instruments.  The Securities Administrator shall furnish to each Holder, upon request, copies of this Trust Agreement, without attachments, applicable to the Certificate(s) held by such Holder.

ARTICLE III

CERTIFICATES; DISTRIBUTIONS

Section 3.01.

Issuance of Certificates.  The Classes of Certificates shall be issued in book-entry form and shall be maintained in the names of the record owners thereof as entries on the books of DTC.  Such Certificates shall be in authorized denominations of $1,000 and integral multiples of $1 in excess thereof (in the case of any Interest Only Certificates, which have no principal balances, such denominations will represent the original notional amount thereof) and may be transferred or pledged in accordance with and subject to regulations governing use of the book-entry system (as the same shall be in effect at the time of any such transfer or pledge) and procedures that are followed generally for book-entry securities.

Section 3.02.

Trust Account.  On or before the issuance of the Certificates, the Securities Administrator shall either (i) open with a depository institution one or more trust accounts in the name of the Trustee on behalf of the Trust Fund that shall collectively be the “Trust Account,” (ii) in lieu of maintaining any such account or accounts, maintain the Trust Account by means of appropriate entries on its books and records designating all amounts credited thereto in respect of the Underlying REMIC Certificates and all investments of any such amounts as being held by it in its capacity as Securities Administrator for the benefit of the Holders of the Certificates or (iii) maintain the Trust Account in the form of any combination of accounts or book entries described in clauses (i) and (ii) above.  Any manner or manners in which the Trust Account is maintained may at any time be changed without notice to, or the approval of Holders of, the Certificates so long as funds held in the Trust Fund by, or for the account of, the Securities Administrator shall at all times be identified.  To the extent that the Trust Account is maintained by the Securities Administrator in the manner provided for in clause (ii) above, all references herein to deposits and withdrawals from the Trust Account shall be deemed to refer to credits and debits to the related books of the Securities Administrator.

The Securities Administrator shall deposit in the Trust Account all distributions in respect of the Underlying REMIC Certificates received by it as Securities Administrator hereunder.  All such distributions deposited from time to time in the Trust Account and all investments made with such moneys, including all income or other gain from such investments, shall be held by the Securities Administrator in the Trust Account as part of the Trust Fund as herein provided, subject to withdrawal by the Securities Administrator for distributions on the Certificates.

Section 3.03.

Distributions.  On each Distribution Date, the Securities Administrator shall withdraw from the Trust Account the Class Distribution Amount for each Class and shall cause the Paying Agent to make the appropriate distributions to the Holders of each related Class.  All distributions of such Class Distribution Amount that are made with respect to a particular Class shall be made pro rata among all Certificates of such class in proportion to their respective Certificate Balances, with no preference or priority of any kind.

ARTICLE IV

LIMITATION OF LIABILITY

The Trustee and the Securities Administrator shall be entitled to the same rights, protections and indemnities afforded to them under the Underlying Trust Agreement.

ARTICLE V

THE TRUSTEE

In the event that there shall be any matter arising under the Underlying Trust Agreement that requires the vote of Holders of Certificates outstanding thereunder, the Trustee as the holder of the related Underlying REMIC Certificates shall vote such Underlying REMIC Certificates in such amounts and proportions as shall reflect instructions received from Holders of Certificates of the related Class or Classes.

ARTICLE VI

TERMINATION

The respective obligations and responsibilities of the Securities Administrator and the Trustee shall terminate as to the Trust Fund upon the same terms and conditions as the Underlying Trust Agreement may be amended or supplemented.

ARTICLE VII

SUPPLEMENTAL AGREEMENTS

The Trust Agreement may be amended or supplemented from time to time by the Master Servicer, the Depositor, the Securities Administrator and the Trustee upon the same terms and conditions as the Underlying Trust Agreement may be amended or supplemented.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.

Certificateholders.  The death of incapacity of any Certificateholder shall neither operate to terminate this Trust Agreement, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding-up of the affairs of the Trust Fund, nor otherwise affect the rights, duties and obligations of any of the parties to this Trust Agreement.

Except as provided in Article V and Article VII, no Certificateholder shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Trust Agreement pursuant to any provision hereof.

No Certificateholder shall have any right, by virtue of any provision of this Trust Agreement, to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Trust Agreement unless an Event of Default shall have occurred and be continuing in respect of the Trust Agreement.  It is understood and intended, and is expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue of any provision of the Trust Agreement to affect, disturb or prejudice the rights of the Holders of any other such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Trust Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders.  For the protection and enforcement of the provisions of the Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 8.02.

Governing Law.  The terms of this Trust Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law).

Section 8.03.

Demands, Notices and Communications.  All formal demands, notices and communications by and among the Trustee, the Securities Administrator, the Certificate Registrar, the Paying Agent and the Holder of any Certificate shall be in writing and delivered in person or by first class mail, postage prepaid to the Trustee at its address set forth in the Underlying Trust Agreement.  Any notice so mailed within the time prescribed in this Trust Agreement shall be conclusively presumed to have been duly given whether or not the Person to whom such notice shall have been directed receives such notice.

Section 8.04.

Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Trust Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Trust Agreement and shall in no way affect the validity or enforceability of the other provisions of this Trust Agreement or of the Certificates or the rights of the Holders thereof.

Section 8.05.

 Tax Status and Reporting.  It is the intended that the Trust Fund created hereunder be considered a “grantor trust” under the Code.  Based upon such characterization, within a reasonable period of time after the end of each calendar year but not later than the latest date permitted by law, the Securities Administrator shall mail to each person who so requests in writing and who at anytime during such calendar year shall have been a Certificateholder the necessary information under applicable law for preparation of such Holder’s federal and state income tax returns unless substantially similar information has been previously provided to such Certificateholder.

For federal income tax purposes, the grantor trust created hereunder shall have a calendar year taxable year.  The Securities Administrator shall prepare or cause to be prepared and shall file or cause to be filed with the Internal Revenue Service and applicable state or local tax authorities, income tax information returns for each taxable year with respect to the grantor trust.

IN WITNESS WHEREOF, the parties hereto hereby execute this Trust Agreement, as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION,

solely in its capacity as Trustee

By:      /s/ James H. Byrnes

Name:      James H. Byrnes

Title:         Vice President

WELLS FARGO BANK, N.A.,

in its capacity as Securities Administrator

and Master Servicer

By:            /s/ Sandra Whalen

Name:            Sandra Whalen

Title:              Vice President

GS MORTGAGE SECURITIES CORP.,

in its capacity as Depositor

By:      /s/ Greg A. Finck

Name:       Greg A. Finck

Title:          Managing Director

APPENDIX A

Available Combinations

REMIC Certificates				Exchangeable Certificates
Collateral Group	REMIC Class	Original Balance(1)	CUSIP Number	Exchange Class	Maximum Original Class Principal Balance	Interest Type	Principal Type(2)	Class Coupon	CUSIP Number	Final Distribution Date
	Combination 1
1	1A-8	$45,692,000	362341 R2 7	1A-1	$265,973,000	Fixed	PT(3)	5.50%	362341 Q3 6	December 2035
	1A-9	$79,940,000	362341 R3 5							December 2035
	1A-10	$78,341,000	362341 R4 3							December 2035
	1A-12	$21,191,000	362341 R6 8							December 2035
	1A-13	$21,655,000	362341 R7 6							December 2035
	1A-14	$17,910,000	362341 R8 4							December 2035
	1A-15	$1,244,000	362341 R9 2							December 2035
	Combination 2
1	1A-8	$45,692,000	362341 R2 7	1A-6	$203,973,000	Fixed	Non-NAS Sequential	5.50%	362341 Q8 5	December 2035
	1A-9	$79,940,000	362341 R3 5							December 2035
	1A-10	$78,341,000	362341 R4 3							December 2035
	Combination 3
1	1A-8	$45,692,000	362341 R2 7	1A-7	$125,632,000	Fixed	PAC	5.50%	362341 Q9 3	December 2035
	1A-9	$79,940,000	362341 R3 5							December 2035
	Combination 4
1	1A-12	$21,191,000	362341 R6 8	1A-11	$42,846,000	Fixed	Non-NAS Sequential	5.50%	362341 R5 0	December 2035
	1A-13	$21,655,000	362341 R7 6							December 2035
	Combination 5
2	2A-2	$243,272,000	362341 S3 4	2A-1	$329,263,000	Fixed	PT(3)	6.00%	362341 S2 6	January 2036
	2A-4	$27,703,000	362341 S5 9							January 2036
	2A-5	$25,362,000	362341 S6 7							January 2036
	2A-6	$21,565,000	362341 S7 5							January 2036
	2A-7	$1,498,000	362341 S8 3							January 2036
	2A-8	$9,863,000	362341 S9 1							January 2036
	Combination 6
2	2A-4	$27,703,000	362341 S5 9	2A-3	$53,065,000	Fixed	Non-NAS Sequential	6.00%	362341 S4 2	January 2036
	2A-5	$25,362,000	362341 S6 7							January 2036
	Combination 7
3	3A-1	$17,629,000	362341 T2 5	3A-3	$17,629,000	Fixed	PT(3)	7.50%	362341 T4 1	January 2036
	3A-2(4)	$17,629,000	362341 T3 3							January 2036

_____________

(1)  REMIC Certificates and Exchangeable Certificates in any recombinations may be exchanged only in the proportion that the original balances of such certificates bear to one another as shown above.

(2)

See the cover page S-2 of the Prospectus Supplement.

(3)

Pass-through rate certificates.

(4)  Notional amount.